1

Exhibit 1.1

AGTM/WALW/BLOML/5174782/40083169

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Execution copy

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Amendment to the articles of association

(Wallbox N.V.)

This second day of July two thousand twenty-five, there appeared before me, Enrik Willem Walschot, hereafter to be called "civil law notary", as deputy of Michel Pieter van Agt, civil law notary officiating in Amsterdam, the Netherlands:

Alise Anne Marije Blom, born in Houten, the Netherlands, on the twenty-first day of January nineteen hundred ninety-seven, with office address at Parnassusweg 300, 1081 LC Amsterdam, the Netherlands.

The person appearing declared the following:

on the thirtieth day of June two thousand twenty-five the general meeting of Wallbox N.V., a public company under Dutch law, having its corporate seat in Amsterdam, the Netherlands, and with address at Carrer del Foc 68, 08038 Barcelona, Spain, registered with the Dutch trade register under number 83012559 (Company), at the proposal of the Company’s board of directors, resolved to partially amend the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of a statement of the chairperson of the general meeting which shall be attached to this deed (Annex I).

The articles of association of the Company were established at the incorporation of the Company, by a notarial deed, executed on the seventh day of June two thousand twenty-one before B.C. Cornelisse, civil law notary officiating in Amsterdam, the Netherlands. The articles of association of the Company have most recently been amended by a notarial deed, executed on the first day of October two thousand twenty-one, before B.C. Cornelisse, civil law notary officiating in Amsterdam, the Netherlands.

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In implementing the aforementioned resolution, the articles of association of the Company are hereby amended as follows.

Amendment

Article 5, paragraph 1 and paragraph 2 are amended and shall read as follows:

"5.1 The authorized capital of the Company equals one hundred forty-six million four hundred eighty-seven thousand six hundred two euro and sixteen eurocent (EUR 146,487,602.16).

5.2 The authorized capital of the Company is divided into seven hundred thirty million five hundred thousand (730,500,000) Class A Shares, with a nominal value of twelve eurocent (EUR 0.12) each, forty million two hundred thirty thousand (40,230,000) Class B Shares, with a nominal value of one euro and twenty eurocent (EUR 1.20) each, and nine million seven hundred seventy thousand two (9,770,002) Conversion Shares, with a nominal value of one euro and eight eurocent (EUR 1.08) each.".

Final statement

Finally, the person appearing has declared that as a result of this amendment of the articles of association, the issued capital of the Company amounts to sixty-five million nine hundred eighty-four thousand seven hundred thirty-nine euro and twelve eurocent (EUR 65,984,739.12), divided into:

(a)
three hundred twenty-six million nine hundred thirty-four thousand eight hundred ninety-six (326,934,896) Class A Shares, with a nominal value of twelve eurocent (EUR 0.12) each;
(b)
thirteen million five hundred thousand seven hundred ninety-three (13,500,793) Class B Shares, with a nominal value of one euro and twenty eurocent (EUR 1.20) each; and
(c)
nine million seven hundred seventy thousand (9,770,000) Conversion Shares, with a nominal value of one euro and eight eurocent (EUR 1.08) each.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

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